                                                               Exhibit No. 11(b)

               Computation for Fully Diluted Earnings Per Share
              For the Three Months Ended March 31, 1996 and 1995
               (amounts in millions except for per-share data)
                                   Unaudited

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


                                                   Three Months Ended
                                                        March 31
                                                   ------------------
                                                      1996   1995
                                                      -----  -----

Common Stock and Common Stock Equivalents
- -----------------------------------------
Average number of common shares
  outstanding including shares
  issuable under stock options                        37.5    37.5
Average number of common shares issuable under
  the Employee Stock Ownership Plan                    5.3     5.6
                                                      -----   -----
Average number of common and common equivalent
  shares outstanding                                  42.8    43.1
                                                      =====   =====


Pro Forma Adjustment to Earnings from
- -------------------------------------
  Continuing Businesses
  ---------------------
Earnings from continuing businesses
  before pro forma adjustments                    $   36.3  $ 26.5
Less:
  Increased contribution to the Employee
    Stock Ownership Plan assuming conversion
    of preferred shares to common                      1.5     1.8
  Net reduction in tax benefits assuming
    conversion of the Employee Stock Ownership
    Plan preferred shares to common                     .3      .3
                                                      -----   -----

Pro forma earnings from continuing businesses     $   34.5  $ 24.4
                                                      =====   =====

Fully diluted earnings per share from
  continuing businesses                           $     .81 $   .57
                                                      =====   =====

Pro Forma Adjustment to Net Earnings
- ------------------------------------
Net earnings as reported                          $   36.3  $ 34.4
Less:
  Increased contribution to the Employee Stock
    Ownership Plan assuming conversion of
    preferred shares to common                         1.5     1.8
  Net reduction in tax benefits assuming
    conversion of the Employee Stock Ownership
    Plan preferred shares to common                     .3      .3
                                                      -----  -----

Pro forma net earnings                            $   34.5  $ 32.3
                                                      =====   =====

Fully diluted net earnings per share              $     .81  $  .75
                                                      =====   =====

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